Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Fundamental Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(f)(1)	3,000,000	$1.044	$3,132,000	$0.00014760	$462.28
Total Offering Amount							$3,132,000
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$462.28

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and computed pursuant to Rule 457(c) and Rule 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of FG Common Stock (the securities to be issued as consideration in the proposed Business Combination) as the product of (a) $1.044, the average of the high and low prices per share of FG Common Stock as reported on the New York Stock Exchange American on June 14, 2024, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (b) 3,000,000, the estimated maximum number of shares of FG Common Stock to be issued in connection with the proposed Business Combination.

(2) Represents the estimated maximum number of shares of FG Common Stock issuable or expected to be issued in connection with the proposed Business Combination.